5.1 (1)           Opinion of Michael S. Krome, P.C.



                             MICHAEL S. KROME, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381



                                                                 January 7, 2002


The Board of Directors
Autocarbon.com, Inc.
136-m Tenth Street
Ramona, CA   92065

Gentlemen:

        You have requested my opinion as counsel for Autocarbon.com, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 3,368,400 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

        For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation, as I deem necessary for purposes of rendering the following opinions.

        In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

        I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

        Based on the foregoing, it is my opinion that

        1. The Corporation is a duly organized and validly existing corporation under the laws of the State of Delaware, with corporate power to conduct the business it conducts as described in the Registration Statement;

        2. The Corporation has an authorized capitalization as set forth in the Registration Statement;

        3. The Registered Securities, when sold in accordance with the Registration Statement and the final prospectus thereunder, and for the Consideration therein referred to, will be legally issued, fully paid and non-assessable; and

        4. The Warrants issued as part of the private placement offering, and exchangeable for 1,006,700 shares, have been duly and validly authorized and created and, subject to payment for the exercise thereof pursuant to the terms of the said Warrant, the Common Stock issued as a result of exercise of the Warrants will be duly and validly issued as fully paid and non-assessable shares of Common Stock; and

        I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,


/s/ Michael S. Krome, Esq.
--------------------------